Exhibit 10.06a

FOURTH AMENDMENT

TO THE

PRAXAIR, INC. DIRECTOR’S FEES DEFERRAL PLAN

In accordance with Section 6(c) of the Praxair, Inc. Director’s Fees Deferral Plan (the “Plan”), the Plan is hereby amended as follows:

1.             Section 2(j) is hereby amended by designating the existing provision as clause “A” and adding a new clause “B” to read in its entirety as follows:

“B. Pursuant to the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc.  Notwithstanding anything in the Plan to the contrary, mandatory deferrals (“Mandatory Deferrals”)  made under Section 9 (or any successor Section) of the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc. (“2005 Equity Compensation Plan”), if such 2005 Equity Compensation Plan is approved by the Corporation’s shareholders, shall be subject to the following special provisions:

1.  All Mandatory Deferrals shall be credited to the Director’s Stock Unit Account.

2.  Except as provided in clause 3 below, Mandatory Deferrals shall be fully vested.

3.  A Director whose services as a Director are terminated for cause shall forfeit any amounts in his or her Stock Unit Account relating to Mandatory Deferrals.  For purposes of this clause 3, a Director who is not nominated for re-election to the Board or a Director who is not re-elected by shareholders, shall not be considered a Director whose services as a Director were terminated for cause unless the Board duly adopts a resolution specifying otherwise and setting for the reasons such event shall be deemed a termination for cause.

4.  Mandatory Deferrals which have vested shall be paid in full upon the earliest of:

(i)            the Director’s attainment of age 72;

(ii)           such date as specified in the grant of Mandatory Deferrals under the 2005 Equity Compensation Plan which date will be not less than five (5) years after the date of grant of the Mandatory Deferrals;

(iii)          the Director’s death;

(iv)          the Director becoming Disabled; or

(vi)          a Change of Control.

Payment shall be either in cash or in shares of the Corporation’s common stock, at the Director’s election.  Where the Director has elected to receive payment in shares of the Corporation’s common stock, the provisions of Section 4(c) of the Plan shall apply to such payment.”

2.             The above amendment is effective as of the date the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc. is approved by the Corporation’s shareholders, and is contingent upon such approval.

PRAXAIR, INC.

By: